Exhibit 10.1

LETTER LOAN AGREEMENT

CDN$230,000,000 SUPER PRIORITY DEBTOR-IN-POSSESSION CREDIT FACILITY

December 9, 2009

Abitibi-Consolidated Inc.

1155 Metcalfe Street, Suite 800

Montreal, Quebec

H3B 5H2

Dear Sirs/Mesdames:

Abitibi-Consolidated Inc. (“ACI” or the “Borrower”), with certain of its subsidiaries (collectively, the “CCAA Debtors”), has applied and been granted relief as a debtor company under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) pursuant to an order of the Superior Court of Quebec (the “CCAA Court”) entered on April 17, 2009 (the “CCAA Order Date”), as amended prior to the date hereof, including pursuant to the second amended order dated May 6, 2009 (collectively, the “CCAA Order”).

Pursuant to a certain implementation agreement made as of September 3, 2009 and approved by the CCAA Court on September 29, 2009 among ACI, Abitibi-Consolidated Company of Canada (“ACCC”), Alcoa Canada Ltée (“Alcoa Canada”), Alcoa Ltd. (“Alcoa Ltd.” and together with Alcoa Canada and Alcoa Canada Energy Company (the latter being the entity referred to as “Newco”), collectively “Alcoa”), and Manicouagan Power Company (“MPCo”), to which HQ Énergie Inc. (“HQ Énergie”) intervened (the “Implementation Agreement”), ACI, ACCC, Alcoa and HQ Énergie have the common intent and objective to implement certain transactions in respect of the sale of MPCo and the business currently owned and operated by MPCo, the whole, substantially as described in the step plan attached to the Implementation Agreement (the “Proposed Transactions”).

In connection with the Proposed Transactions, Abitibi-Consolidated Company of Canada has made a capital cash contribution to 3239432 Nova Scotia Company (“ULC”) to secure the payment and indemnification obligations of ACI, ACCC and ULC under the Implementation Agreement and under the definitive agreements implementing the Proposed Transactions, including the indemnification obligations in connection with the Contingent Pension Liabilities (as such term is defined in the Implementation Agreement).

ACI seeks adequate financial resources to proceed with its restructuring and has requested that ULC provide a debtor-in-possession credit facility to ACI so that it and the other Loan Parties have access to the necessary liquidity to fund their working capital requirements. ULC has agreed to do so, and has agreed with Alcoa and the Borrower that Alcoa will, in certain circumstances specified herein, have the right to exercise its judgment where a decision of the Lender is required hereunder.

For purposes of (i) providing for working capital and for other general corporate purposes of the Borrower and its subsidiaries, (ii) paying fees and expenses associated with this Financing, and (iii) paying costs and expenses in connection with the CCAA Debtors’ proceedings pursuant to the CCAA (the “CCAA Cases”), ULC will provide to the Borrower up to CDN$230,000,000 (the “Commitment Amount”) of debtor-in-possession senior secured financing during the course of the CCAA Cases (the “DIP Facility” or the “Financing”), subject to the terms and conditions set forth or referred to in this letter loan agreement (as amended, restated and supplemented from time to time, this “Agreement”).

Capitalized terms used in this Agreement but not otherwise defined shall have the respective meanings given to them in Schedule A hereto. Each of the Schedules to this Agreement forms part of and is integral to this Agreement.

THE PARTIES

Borrower:	ACI

Lender:	ULC (together with its successors and permitted assigns, the “Lender”)

Subsidiary Guarantors:	The following subsidiaries of ACI shall guarantee the Obligations (collectively, the “Subsidiary Guarantors”): (i) Abitibi-Consolidated Company of Canada; (ii) 3224112 Nova Scotia Limited; (iii) Marketing Donohue Inc.; (iv) Abitibi-Consolidated Canadian Office Products Holdings Inc.; (v) 3834328 Canada Inc.; (vi) 6169678 Canada Incorporated; (vii) 4042140 Canada Inc.; (viii) Donohue Recycling Inc.; (ix) 1508756 Ontario Inc.; (x) Abitibi-Consolidated Nova Scotia Incorporated; (xi) Saguenay Forest Products Inc.; (xii) Les Explorations Terra Nova Ltd.; (xiii) The Jonquiere Pulp Company; (xiv) The International Bridge and Terminal Company; (xv) Scramble Mining Ltd.; and (xvi) 9150-3383 Québec Inc.

THE DIP FACILITY

DIP Facility:	The Lender hereby makes available, on a non-revolving basis, a DIP Facility of up to the Commitment Amount to the Borrower upon the terms and conditions hereof. The DIP Facility shall be made available by way of one or more interest free Loans in accordance with the terms and conditions of this Agreement. The Borrower may at any time request, in writing, the permanent reduction of any portion of the Commitment Amount which has not been advanced to the Borrower.

Purpose:	The proceeds of the Loans advanced under the DIP Facility shall be used only for the following purposes:

(i)      to provide working capital for, and for other general corporate purposes of, (x) the Borrower and (y) the Borrower’s subsidiaries that are Loan Parties, as well as Donohue Corp., Bridgewater Paper Company Limited and Abitibi-Consolidated (U.K.) Inc. subject to the limitation set out in paragraph 20 of Schedule D attached hereto, the whole substantially in accordance with the relevant Cash Forecast (as defined hereinafter);

(ii)     to pay fees and expenses associated with the DIP Facility, including without limitation all reasonable legal and other out-of-pocket expenses incurred by the Lender and Alcoa in connection with the execution, maintenance and enforcement of this Agreement and the other DIP Loan Documents (collectively, the “DIP Expenses”); and

(iii) to pay costs and expenses in connection with the CCAA Cases.

None of the proceeds shall be loaned or advanced to or for the benefit of any Person that is not a Loan Party except in accordance with paragraph 20 of Schedule D attached hereto.

Availability:	Subject to the satisfaction of the Initial Availability Conditions (as set forth below), the DIP Facility shall be available to the Borrower by way of: (i) an initial draw of CDN$130,000,000; (ii) two subsequent draws of $25,000,000 each; and (iii) the balance further to a Subsequent DIP Order (as defined hereinafter).

Each borrowing of Loans under the DIP Facility shall be subject to the satisfaction of the Drawdown Conditions (as set forth below).

Loans under the DIP Facility will cease to be available and the Lender shall have no further obligation to advance Loans to the Borrower on and after the occurrence of a Termination Event.

Any amounts borrowed and repaid under the DIP Facility may not be re-borrowed.

Notice of Borrowing:	The Borrower shall provide to the Lender and Alcoa a borrowing request in the form attached as Schedule E (a “Borrowing Request”), in which, among other things, the Borrower shall represent and warrant to the Lender that all of the Drawdown Conditions have been satisfied.

Loan Proceeds:	The proceeds of all Loans advanced to the Borrower pursuant to this Agreement shall be paid to a bank account designated by the Borrower.

Unadvanced Commitment Amount	At the request of the Borrower, any portion of the Commitment Amount which has not been advanced to the Borrower shall either: (i) be transferred to the Monitor and held in an interest bearing or investment account for the benefit of the Borrower, provided that any requests for advances shall be subject to the terms hereof as if the transfer of such monies to the Monitor had not occurred, and further provided that such amounts shall at all times remain subject to the security described below in favour of the Lender; or (ii) invested by the Lender in an interest bearing or investment account, in each case with all interest or income generated by such monies being for the benefit of the Borrower and remitted to the Borrower promptly following its request therefor.

Termination Event:	All Loans advanced hereunder shall be repaid in full and the DIP Facility shall terminate upon the earliest of (each, a “Termination Event”):

(i) December 31, 2010 (the “Outside Date”);

(ii) the effective date of a plan of compromise and arrangement of the CCAA Debtors pursuant to the CCAA (the “CCAA Plan”); and

(iii) acceleration of the DIP Facility in accordance with the terms hereof or upon the occurrence of an Event of Default.

Evidence of Borrowings:	The Lender’s accounts and records shall constitute, in the absence of manifest error, prima facie evidence of the indebtedness of the Borrower to the Lender.

REPAYMENT

Overdue Payments:	If the Borrower fails to make a payment when due, interest will be required, to the extent permitted by applicable law, to be paid on such overdue payment at an annual rate of 10%, from the due date thereof until the date of the actual payment, calculated daily.

Mandatory Repayments:	In the event that that the Lender is required to make any payment under the guarantee entered into between the Lender and Alcoa Ltd. as of December 9, 2009 (the “ULC Guarantee”) and the Lender does not have sufficient available unrestricted cash reserves to make such payment, the Borrower shall, upon prior written notice of not less than 5 Business Days from the Lender or from Alcoa, effect a repayment of the Loans, in cash, in such amount as is necessary to enable the Lender to satisfy its obligations under the ULC Guarantee.

Voluntary Prepayment:	The Borrower shall have the right to prepay any or all of the Loans at any time without premium or penalty.

SECURITY AND PRIORITY

Security:	To secure all Obligations of each Loan Party under or in connection with the DIP Facility, the Lender shall be granted and will receive, pursuant to the CCAA DIP Order and the DIP Loan Documents, a fully perfected hypothec, mortgage, security interest and court-ordered superpriority charge ranking immediately after the CDN$140 million ACI DIP Charge as set forth in paragraph 89 of the CCAA Order (the “ACI Senior DIP Charge”), or applicable equivalents thereto outside of the Province of Quebec (such hypothec, mortgage, security interest and charge, collectively, the “DIP Liens”), on all of the existing and after acquired real and personal, tangible and intangible, assets of each of the Loan Parties, including, without limitation, all cash, cash equivalents, bank accounts, accounts, other receivables, chattel paper, contract rights, inventory, instruments, documents, securities (whether or not marketable), equipment, fixtures, real property interests, franchise rights, patents, tradenames, trademarks, copyrights, intellectual property, general intangibles, capital stock, investment property, supporting obligations, letter of credit rights, causes of action and all substitutions, accessions and proceeds of the foregoing, wherever located, including insurance or other proceeds (collectively, the “Collateral”). For greater certainty, the Collateral shall, in no circumstances, extend to (i) any assets sold or transferred pursuant to the Securitization Facility (whether before or after the date hereof), (ii) any assets of ACUSFC (as defined below) or (iii) any assets sold or transferred by any of the Loan Parties in accordance with an order of the CCAA Court.

Carve-Out:	Notwithstanding the foregoing, the DIP Liens in the Collateral shall be subject and subordinate to:

(i)      an administration charge ordered by the CCAA Court (the “Administration Charge”) in an aggregate amount not exceeding CDN$6.0 million for the payment of (x) allowed and unpaid professional fees and disbursements incurred by professionals retained by ACI and its subsidiaries in respect of the CCAA Cases and the associated business and financial restructuring and (y) allowed professional fees and disbursements of the Monitor appointed in the CCAA Cases, including allowed legal fees and expenses of such Monitor;

(ii)     a directors’ charge (a “Directors’ Charge”) in favour of the directors and officers of ACI and Donohue Corp. and their respective subsidiaries on the existing terms and in an amount not to exceed CDN$22.5 million; and

(iii)   the ACI Senior DIP Charge to the extent of the subrogation rights (the “Subrogation Rights”) of certain secured creditors of the Borrower pursuant to Paragraph 61.10 of the CCAA Order, estimated to be in an aggregate amount of approximately $40,000,000.

The Lender hereby waives any right of subrogation which it may have by operation of law as a consequence of the repayment of a portion of the loan made available to the Borrower by Bank of Montreal pursuant to a loan agreement dated as of May 6, 2009 with the initial advance under the DIP Facility.

Permitted Encumbrances:	All Collateral shall be free and clear of other liens, encumbrances and claims, except for the following (collectively, the “Permitted Encumbrances”):

(i)      the Administration Charge, the Directors’ Charge and the ACI Senior DIP Charge as specified in paragraph 89 of the CCAA Order, as well as any other Court-ordered charges ranking subordinate to the DIP Liens;

(ii) existing validly perfected liens granted by any of the Loan Parties prior to the CCAA Order Date, which shall rank after the DIP Liens; and

(iii) those Liens listed on Schedule B hereto.

Notwithstanding the foregoing or anything to the contrary contained in this Agreement or any DIP Loan Document (including any provision for, reference to, or acknowledgement of, any Lien or Permitted Encumbrance), nothing herein and no approval by the Lender of any Lien or Permitted Encumbrance (whether such approval is oral or in writing) shall be construed as or deemed to constitute a subordination by the Lender of any security interest or other right, interest or Lien in or to the Collateral or any part thereof in favour of any Lien or Permitted Encumbrance or any holder of any Lien or Permitted Encumbrance, except to the extent specifically set forth herein or in such approval, and in the latter case, only if set forth in writing and signed by the Lender and by Alcoa.

CONDITIONS TO EFFECTIVENESS AND AVAILABILITY

Initial Availability Conditions:	The effectiveness of the DIP Facility and the Lender’s obligation to advance the initial Loan hereunder shall be subject to and conditional upon the satisfaction of the following:

(i) receipt of a certified signed copy of the CCAA Order, which shall not have been vacated, reversed, modified, amended or stayed, and shall be effective notwithstanding appeal;

(ii)     receipt of a certified signed copy of the order of the CCAA Court (the “CCAA DIP Order”), in form and substance satisfactory to the Lender and the Lender’s counsel (and to Alcoa and its counsel), approving and authorizing the DIP Facility and the granting of the DIP Liens, and which CCAA DIP Order (i) shall authorize the payment by the Loan Parties of all of the DIP Expenses provided for in respect of the DIP Facility in this Agreement and (ii) shall not have been vacated, reversed, modified, amended or stayed, and shall be effective notwithstanding appeal;

(iii) each of this Agreement and the other DIP Loan Documents shall have been duly executed and delivered to the Lender, with copies to Alcoa;

(iv)    receipt by the Lender and Alcoa of satisfactory certificates of status, certificates of compliance, certificates of good standing or other equivalent certificates, issued in respect of each Loan Party by the applicable Governmental Authority in each Loan Party’s respective jurisdiction of incorporation or organization;

(v)     receipt by the Lender and Alcoa of a certificate and/or certificates of each Loan Party signed on behalf of such Loan Party by its respective President, Chief Executive Officer, Treasurer or Secretary, dated the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to relevant corporate matters;

(vi) no Default, Event of Default or Termination Event under the DIP Loan Documents shall have occurred and be continuing;

(vii) receipt by the Lender and Alcoa of a duly executed Perfection Certificate;

(viii)   receipt by the Lender and Alcoa of evidence acceptable to them that all other actions that the Lender and Alcoa may deem necessary or desirable in order to perfect the DIP Liens have been taken;

(ix)      receipt by the Monitor (on behalf of the Lender and the secured creditors benefitting from the Subrogation Rights) of such certificates representing certificated securities of its wholly-owned Canadian subsidiaries which had been delivered to Bank of Montreal in connection with the BMO DIP Loan accompanied by undated transfer powers of attorney, duly executed in blank; and

(x)       the Lender being named as additional insured under the liability insurance coverages maintained by the Loan Parties and loss payee on any casualty insurances in existence and required by the Lender, including insurance with respect to any real property Collateral.

Drawdown Conditions:	The obligation of the Lender to make a Loan to the Borrower on any date is subject to the satisfaction of the following conditions:

(i) receipt by the Lender (with a copy to Alcoa) of a duly executed Borrowing Request;

(ii)       in the case of the second and third advances under the DIP Facility (each in the amount of CDN$25,000,000), the Borrower shall have provided notice of the drawdown in accordance with Paragraph 61.11 of the CCAA Order not less than five (5) Business Days prior to the proposed drawdown date and in the case of any other advance(s) under the DIP Facility (excluding the initial advance hereunder), an order of the CCAA Court authorizing such drawdown (each, a “Subsequent DIP Order”);

(iii)      the representations and warranties contained in each of the DIP Loan Documents shall be correct in all material respects on and as of such date, before and after giving effect to such Loan (or continuance), as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Loan (or continuance);

(iv) the Loan Parties shall not be in any material breach of any covenant under this Agreement or the other DIP Loan Documents;

(v)     each of the Orders shall be executory notwithstanding appeals and shall not have been vacated, reversed, modified, amended or stayed in any respect without the prior written consent of the Lender and Alcoa, each acting in its sole discretion, other than any amendment or modification which does not impact the DIP Loan Documents or the DIP Liens; and

(vi) no Default, Event of Default or Termination Event under the DIP Loan Documents shall have occurred or be continuing.

REPRESENTATIONS; COVENANTS; EVENTS OF DEFAULT

Representations and Warranties:	See Schedule C.

Covenants:	See Schedule D.

Events of Default:	The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(i)      failure of the Borrower to pay (i) the principal of any Loan when due (including any mandatory prepayments thereof) or (ii) any other amount contemplated by the DIP Loan Documents within three Business Days after such other amount becomes due;

(ii)     any of the Orders are stayed, vacated or otherwise cease to be in full force and effect or are modified or amended in a manner which could have a Material Adverse Effect, as determined by the Lender and by Alcoa, each in its sole discretion;

(iii) ACI fails to file a CCAA Plan with the CCAA Court that is accepted by the requisite majority of creditors of each class on or before September 30, 2010;

(iv) the termination of the Securitization Facility unless it is replaced with a similar facility acceptable to the Lender and Alcoa, acting reasonably;

(v) the material breach of any provision hereof if not remedied within 30 days from its occurrence;

(vi) any representation or warranty provided in Schedule C attached hereto is inaccurate in any material respect when made;

(vi) the Borrower ceases to operate its business;

(vii)     the Borrower and its subsidiaries are in material non-compliance with the current Cash Flow Forecast, or if any Cash Flow Forecast when provided shows that during the period covered by such Cash Flow Forecast, the Borrower will not have sufficient funds to carry on business, after taking into account (a) the amount of Loans available hereunder, and (b) the portion of the proceeds of permitted asset sales that can be retained and used by the Loan Parties that are expected to occur within the relevant period;

(viii) any custodian, liquidator, receiver, interim receiver or receiver-manager is appointed with respect to any Loan Party;

(ix)      ACI or any of its subsidiaries (other than Bridgewater Paper Company Limited and Abitibi-Consolidated (U.K.) Inc.) becomes subject to a proceeding under the Bankruptcy and Insolvency Act (Canada) or equivalent bankruptcy statutes, or any Loan Party shall file a motion or other pleading seeking the dismissal of the CCAA Cases; and

(x)       any material provision (as determined by the Lender or Alcoa, each in its sole discretion) of any DIP Loan Document shall for any reason cease to be valid and binding on and enforceable against any Loan Party intended to be a party to it, or any such Loan Party shall so state in writing.

Remedies:	Upon the occurrence of an Event of Default or Termination Event, whether or not there is availability under the DIP Facility, without any notice or demand whatsoever, the right of the Borrower to receive any Loan or other accommodation of credit shall be terminated, subject to any applicable notice provision in any Order (as the case may be) in the case of remedies against Collateral (which notice provisions must be acceptable to the Lender and Alcoa), and upon written notice to the Borrower (a “Repayment Demand”), the balance of the Loan shall become immediately due and payable without further notice.

Without limiting the foregoing, upon the occurrence of an Event of Default or Termination Event, the Lender shall have the right to exercise (and upon written request by Alcoa, shall exercise), upon 5 Business Days prior notice (the “Realization Notice”) to the Borrower, all other customary remedies, including, without limitation, the right to realize on all Collateral, to appoint a receiver or receiver-manager, and to call upon the Monitor to file a report with the CCAA Court advising it of the occurrence of such Event of Default and to the extent a Repayment Demand has been delivered, the fact that the DIP Facility is immediately due and payable.

PROTECTIVE PROVISIONS

Indemnity:	The Loan Parties will indemnify and hold harmless the Lender, Alcoa and each of their respective affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Person”) from and against any and all suits, actions, proceedings, orders, claims, damages, losses, liabilities and expenses (including reasonable legal fees and disbursements and other costs of investigation or defence, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as a result of or in connection with credit having been extended, suspended or terminated under the DIP Facility, the DIP Loan Documents or the use of the proceeds thereof, and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder or thereunder and any actions or failures to act in connection therewith including the taking of any enforcement actions by the Lender, including any and all environmental liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the DIP Loan Documents save and except in the case of gross negligence or wilful misconduct of an Indemnified Person (and provided that the gross negligence or wilful misconduct of the Lender shall not be considered the gross negligence or wilful misconduct of Alcoa and vice versa).

Taxes:	All payments made by any of the Loan Parties to the Lender under this Agreement and the other DIP Loan Documents shall be free and clear of any present or future Taxes whatsoever (other than income taxes in the jurisdictions applicable to the Lender).

MISCELLANEOUS

Expenses:	The DIP Expenses shall be paid by the Borrower and shall be secured by the DIP Liens.

Notice:

All notices and other communications provided for hereunder shall be in writing (including via facsimile communication) and mailed, telecopied or delivered:

(i)      if to a Loan Party, at 1155 Metcalfe Street, Suite 800, Montréal, Québec H3B 5H2, Attention: Chief Financial Officer and Chief Legal Officer, fax number 514.394.3644;

with a copy to, Laura L. Moran, Vice President, U.S. Bank National Association, Corporate Trust Services Division, One Federal Street, 3rd Floor, Boston, MA 02110, tel.: 617-603-6429, fax: 617-603-6640, e-mail: laura.moran@usbank.com, Maslon Edelman Borman & Brand, LLP, 3300 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402, tel.: office 612-672-8335, fax: 612-642-8335, e-mail: Clark.whitmore@maslon.com and to Mark A. Klos, tel.: 612-672-8346, fax: 612-642-8346, e-mail: mark.klos@maslon.com; and to Marc Duchesne, Borden Ladner Gervais LLP, 1000 de la Gauchetière West, Suite 900, Montréal, Québec, H3B 5H4, tel.: 514-954-3102, fax: 514-954-1905, mduchesne@blgcanada.com, and to Michael MacNaughton, Borden Ladner Gervais LLP, Scotia Plaza, 40 King Street West, Toronto, Ontario, M5H 3Y4, tel.: 416-367-6646, fax: 416-367-6749, mmacnaughton@blgcanada.com;

and in the case of a Realization Notice, a copy to, Michael Pinzon, Wells Fargo, Bank, N.A., 45 Broadway, 14th Floor, New York, NY 10006, fax: 212-515-1576; with a copy to, Xeno Martis, Fasken Martineau DuMoulin LLP, 800 Place Victoria, Suite 3700, Montreal, Quebec, H4Z 1E9, Fax: 514-397-7600, xmartis@fasken.com; and with a copy to, Walter H. Curchack, Loeb & Loeb, 345 Park Avenue, New York, NY 10154, Fax: 212-504-8058, wcurchack@loeb.com;

(ii)     if to the Lender, at 1155 Metcalfe Street, Suite 800, Montréal, Québec H3B 5H2, Attention: Chief Financial Officer and Chief Legal Officer, fax number 514-394-3644;

with a copy to, Richard Lamarche, Vice President, Energy, 1 Place Ville Marie, Suite 2310, Montreal, Quebec, H3B 3M5, fax number (514) 904-5029, with a copy to Kenneth S. Atlas, Borden Ladner Gervais LLP, 1000 Boulevard de la Gauchetière West, Suite 900, Montreal, Quebec, H3B 5H4, Fax number 514-954-1905, e-mail: katlas@blgcanada.com, and to Kevin Kyte, Stikeman Elliott LLP, 1155 Boulevard René-Lévesque West, Suite 4000, Montreal, Quebec, H3B 3V2, fax : 514-397-3446, e-mail: kkyte@stikeman.com;

and a copy to, Laura L. Moran, Vice President, U.S. Bank National Association, Corporate Trust Services Division, One Federal Street, 3rd Floor, Boston, MA 02110, tel.: 617-603-6429, fax: 617-603-6640, e-mail: laura.moran@usbank.com, Maslon Edelman Borman & Brand, LLP, 3300 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402, tel.: office 612-672-8335, fax: 612-642-8335, e-mail: Clark.whitmore@maslon.com and to Mark A. Klos, tel.: 612-672-8346, fax: 612-642-8346, e-mail: mark.klos@maslon.com; and to Marc Duchesne, Borden Ladner Gervais LLP, 1000 de la Gauchetière West, Suite 900, Montréal, Québec, H3B 5H4, tel.: 514-954-3102, fax: 514-954-1905, mduchesne@blgcanada.com, and to Michael MacNaughton, Borden Ladner Gervais LLP, Scotia Plaza, 40 King Street West, Toronto, Ontario, M5H 3Y4, tel.: 416-367-6646, Fax: 416-367-6749, mmacnaughton@blgcanada.com;

(iii)   if to Alcoa, to Richard Lamarche, Vice President, Energy, 1 Place Ville Marie, Suite 2310, Montreal, Quebec, H3B 3M5, fax number 514-904-5029, with a copy to Kenneth S. Atlas, Borden Ladner Gervais LLP, 1000 Boulevard de la Gauchetière West, Suite 900, Montreal, Quebec, H3B 5H4, Fax number 514-954-1905, e-mail: katlas@blgcanada.com, and to Kevin Kyte, Stikeman Elliott LLP, 1155 Boulevard René-Lévesque West, Suite 4000, Montreal, Quebec, H3B 3V2, fax : 514-397-3446, e-mail: kkyte@stikeman.com;

(iv)    if to SSN Collateral Trustee, to Laura L. Moran, Vice President, U.S. Bank National Association, Corporate Trust Services Division, One Federal Street, 3rd Floor, Boston, MA 02110, tel.: 617-603-6429, fax: 617-603-6640, e-mail: laura.moran@usbank.com, Maslon Edelman Borman & Brand, LLP, 3300 Wells Fargo Center, 90

South Seventh Street, Minneapolis, MN 55402, tel.: office 612-672-8335, fax: 612-642-8335, e-mail: Clark.whitmore@maslon.com and to Mark A. Klos, tel.: 612-672-8346, fax: 612-642-8346, e-mail: mark.klos@maslon.com; and to Marc Duchesne, Borden Ladner Gervais LLP, 1000 de la Gauchetière West, Suite 900, Montréal, Québec, H3B 5H4, tel.: 514-954-3102, fax: 514-954-1905, mduchesne@blgcanada.com, and to Michael MacNaughton, Borden Ladner Gervais LLP, Scotia Plaza, 40 King Street West, Toronto, Ontario, M5H 3Y4, tel.: 416-367-6646, Fax: 416-367-6749, mmacnaughton@blgcanada.com, or, at such other address as shall be designated by such party in a written notice to the other parties.

All such notices and communications shall, when mailed, be effective three Business Days after being deposited in the mail, first class postage prepaid, and when delivered or telecopied, be effective when confirmed as received.

Right of Set-Off:	Subject to the Orders, upon the occurrence and during the continuance of any Event of Default or Termination Event, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to any of the Loan Parties against any and all of the Obligations now or hereafter existing under this Agreement or the DIP Loan Documents, irrespective of whether the Lender shall have made any demand under this Agreement or such DIP Loan Documents and although such obligations may be unmatured. The Lender agrees promptly to notify the applicable Loan Party after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this provision are in addition to other rights and remedies (including other rights of set-off) that the Lender may have.

Governing Law:	This Agreement shall be construed in accordance with and governed by the laws of the Province of Quebec and the federal laws of Canada applicable therein and the parties shall attorn to the non-exclusive jurisdiction of the courts of the Province of Quebec.

Entire Agreement:	This Agreement, the DIP Loan Documents and all documents contemplated by or delivered under or in connection with this Agreement and the DIP Loan Documents, constitute the entire agreement between the parties with respect to the subject matter and supersede all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or verbal.

Amendments:	No amendment, supplement, restatement or termination of any provision of this Agreement is binding unless it is in writing and signed by each party to this Agreement and Alcoa; provided that any amendment increasing the Commitment Amount, extending the Outside Date beyond December 31, 2010, affecting the priority of the DIP Liens or providing for interest on the Loans (other than as a result of the failure to make a payment when due pursuant to the terms hereof) requires the prior written consent of the SSN Collateral Trustee and the Senior Secured Noteholders holding a majority of the outstanding principal amount of the senior secured notes.

Waivers:	No failure to exercise, and no delay in exercising, on the part of the Lender or Alcoa (as assignee or otherwise), any right, remedy, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, remedy, power or privilege shall preclude the exercise of any other right, remedy, power or privilege.

Assignment and Enurement:	This Agreement shall enure to the benefit of and be binding on the parties hereto and their successors and permitted assigns. The Borrower may not assign its rights or obligations under this Agreement or the DIP Loan Documents without the prior written consent of the Lender and Alcoa, which consent shall not be unreasonably withheld in the case of a corporate reorganization approved by the CCAA Court. The Lender may assign its Loans under the DIP Facility and its rights and interests under this Agreement and the other DIP Loan Documents to Alcoa and the SSN Collateral Trustee.

Voting	If the Lender assigns any part (but not all) of its Loans under the DIP Facility and its rights and interests under this Agreement and the other DIP Loan Documents in accordance with the terms of this Agreement, including by way of subrogation, then any action expressed to be taken or discretion expressed to be exercised hereunder by the Lender shall require the unanimous consent of the Lender and all such assignees or subrogated parties.

Counterparts:	This Agreement may be executed and delivered by way of facsimile and in any number of counterparts each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

Choice of Language:	It is the express wish of the parties that this document and any related documents be drawn up and executed in English. Les parties aux présentes ont expressément demandé que ce document et tous les documents s’y rattachant soient rédigés et signés en anglais.

[SIGNATURE PAGE FOLLOWS]

If the foregoing is acceptable to you, please confirm your acceptance of the terms and conditions as set forth herein by executing and delivering this Agreement to the Lender.

Yours very truly, 3239432 NOVA SCOTIA COMPANY

Per:
Name:
Title:

ACKNOWLEDGED, AGREED AND ACCEPTED this 9th of December, 2009 by:

ABITIBI-CONSOLIDATED INC. a debtor and a debtor-in-possession, as Borrower

Per:
Name:
Title:

Schedule A – Definitions and Interpretation

SECTION 1 – DEFINITIONS

1.1	Definitions.

In this Agreement, capitalized terms shall have the meanings given to them in the body of the Agreement, and:

(1) Affiliate means, as to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person or is a director or officer of such Person.

(2) BMO DIP Loan means the debtor-in-possession loan made available by Bank of Montreal to the Borrower pursuant to the loan agreement dated May 6, 2009.

(3) Business Day means a day on which banks are open for business in the City of Montreal, but does not include a Saturday, Sunday or holiday in the Province of Quebec. Each Business Day will end at 4:00 p.m. (Montreal time) on that day.

(4) Cash Flow Forecast means, collectively, the 13-week cash flow forecast prepared each week by the Borrower in form and with detail substantially similar to the 13-week cash flow forecast previously delivered in connection with BMO DIP Loan, which shall reflect the Borrower’s good faith projection of all cash receipts and disbursements in connection with the operation of the businesses of the Borrower and its subsidiaries for the next 13 week period.

(5) Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of management, of a Person, whether through the ability to exercise voting power, by contract or otherwise.

(6) Default means any event or condition that constitutes an Event of Default or Termination Event or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default or Termination Event.

(7) DIP Loan Documents means, collectively, the following agreements, each of which shall be in form and substance satisfactory to the Lender and Alcoa, each in its sole discretion:

(a)	this Agreement;

(b)	a deed of hypothec with and without delivery for an amount of CDN$230,000,000 charging the universality of each Loan Party’s movable and immovable property, present and future (the “Hypothec”);

(c)	a guarantee from each of the Subsidiary Guarantors of all of the obligations of the Borrower under the DIP Loan Documents;

(d)	a debenture charging the real property and personal property of each Loan Party (the “Debenture”) ; and

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(e)	any other similar or related document (including any control agreement if required) reasonably required to perfect or render the security enforceable.

(8) Effective Date means the date upon which all of the Initial Availability Conditions have been satisfied or waived.

(9) Environmental Laws means all treaties, laws, rules, regulations, codes, ordinances, orders, decrees, directives, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the generation, management, Release of, or exposure to, any Hazardous Material or to occupational health and safety matters.

(10) Governmental Authority means the government of Canada or any other nation, or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(11) Hazardous Materials means (i) any petroleum products or by-products and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and other ozone-depleting substances, and toxic mold; and (ii) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

(12) Lien means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge (including any court-ordered charge) or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities owned by the applicable Person, any purchase option, call or similar right of a third party with respect to such securities.

(13) Loan Parties means the Borrower and each Subsidiary Guarantor.

(14) Loan means each of the loans and advances made by the Lender pursuant to this Agreement.

(15) Material Adverse Effect means a material adverse effect on (a) the business, assets, results of operations or financial condition of the Borrower and its subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its material obligations under any DIP Loan Document, (c) the Collateral, taken as a whole, or the Lender’s DIP Liens on the Collateral, taken as a whole, or the priority of such DIP Liens, or (d) the rights and remedies of the Lender under the DIP Loan Documents.

(16) Monitor means Ernst & Young Inc. in its capacity as court appointed monitor in the CCAA Cases.

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(17) Obligations means all the indebtedness, liabilities and obligations of each of the Loan Parties, present and future, direct and indirect, absolute and contingent, matured and unmatured, solidarily, at any time or from time to time existing or arising under or by virtue of or otherwise in connection with this Agreement and any other DIP Loan Documents which are or may become at any time and from time to time owing or payable by any Loan Party to the Lender, or which remain owing and unpaid to the Lender, including, without limitation, any costs or expenses, including all reasonable legal and other costs, incurred by the Lender in connection with preserving or enforcing, or attempting to preserve or enforce, their rights under this Agreement or the DIP Loan Documents.

(18) Orders means, collectively, the CCAA Order and the CCAA DIP Order.

(19) Perfection Certificate means a certificate executed by an officer of each Loan Party which provides details of the Collateral owned by each Loan Party, in form and substance satisfactory to the Lender and to Alcoa.

(20) Person means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

(21) Requirement of Law means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and by-laws or other organizational or governing documents of such Person and (b) any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, and including Environmental Laws.

(22) Securitization Facility means the receivables purchase facility pursuant to the Second Amended and Restated Purchase and Contribution Agreement dated as of June 16, 2009 among ACI, Abitibi Consolidated Sales Corporation (“ACSC”) and Abitibi-Consolidated U.S. Funding Corp. (“ACUSFC”) and to the Second Amended and Restated Receivables Purchase Agreement dated as of June 16, 2009 among ACUSFC, Citibank, N.A., Barclays Bank plc, Citibank, N.A., ACSC, ACI, Barclays Capital Inc. and The CIT Group / Business Credit, Inc. and any agreement and/or document executed and/or delivered in connection therewith.

(23) Senior Secured Noteholders means the holders of the 13.75% senior secured notes due in 2011 issued by ACCC in the initial aggregate principal amount of up to US$413,000,000.

(24) SSN Collateral Trustee means U.S. Bank National Association or its successor in accordance with the terms of the indenture dated April 1, 2008 among ACCC, the Borrower, the other guarantors party thereto and others pursuant to which the Senior secured notes were issued.

(25) subsidiary means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any

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other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the limited or general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

(26) Taxes means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

SECTION 2 – INTERPRETATION

(1) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any Requirement of Law shall, unless otherwise specified, refer to such Requirement of Law as amended, modified or supplemented from time to time.

(2) For purposes of any assets, liabilities or entities located in the Province of Quebec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim” and a resolutory clause, (f) all references to filing, perfection, priority, remedies, registering or recording under the PPSA or Code shall include publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction liens” shall include “legal hypothecs”; (1) “joint and several” shall include “solidary”; (m) “gross negligence or wilful misconduct” shall be deemed to be “intentional or gross fault”; (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”; (o) “easement” shall include “servitude”; (p) “priority” shall include “prior claim”; (q) “survey” shall include “certificate of location and plan”; (r) “state” shall include “province”; (s) “fee simple title” shall include “absolute ownership”; and (t) “accounts” shall include “claims”.

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Schedule B – Permitted Encumbrances

1.	Any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established and, if required hereunder, cash collateral has been provided to the Lender.

2.	Any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent.

3.	Liens constituting encumbrances in the nature of zoning restrictions, easements (including reciprocal easement agreements), rights-of-way, municipal building and zoning ordinances and similar charges, utility agreements, covenants, reservations, restrictions, encroachments, charges, encumbrances, or other similar restrictions, title defects or other irregularities that were not incurred in connection with and do not secure indebtedness for borrowed money and do not materially affect the value the property subject to such Lien or the use of such property in the conduct of the business of any Loan Party.

4.	Liens in connection with indebtedness for borrowed money so long as such Liens extend solely to the property (and improvements and proceeds of such property) acquired with the proceeds of such indebtedness or subject to the applicable capital lease.

5.	Liens arising from judgments, orders, or other awards, provided that such Lien is replaced or discharged on or prior to the earlier of (i) thirty (30) days following the date on which such Lien arises, and (ii) the date such judgement shall have been vacated, discharged, stayed or bonded pending appeal.

6.	Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation.

7.	Liens given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with business operations or the ownership of a Loan Party’s assets, provided that such Liens do not materially interfere with the use of such Loan Party’s assets or the operation of its business.

8.	Any permitted lien granted to secure the Securitization Facility, as amended from time to time.

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Schedule C – Representations and Warranties

The Borrower represents and warrants to the Lender that:

1.	Organization; Qualification; Authority. The Borrower and each of its subsidiaries (i) is a corporation, partnership, limited liability company or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation except where the failure to be in good standing, individually or in the aggregate, would not have a Material Adverse Effect, (ii) is duly qualified as a foreign corporation (or other entity) and in good standing (or the functional equivalent thereof, if applicable) in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to so qualify or be licensed and in good standing (or the functional equivalent thereof, if applicable), individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (iii) subject to the entry of the CCAA Order by the CCAA Court, has all requisite power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

2.	No Contravention. Upon the entry of the applicable Orders, the execution, delivery and performance by each Loan Party of this Agreement, and each of the other DIP Loan Documents to which it is or is to be a party, and the consummation of each aspect of the transactions contemplated hereby and thereby, are within such Loan Party’s constitutive powers, have been duly authorized by all necessary constitutive action, and do not (i) contravene such Loan Party’s constitutive documents, (ii) violate any Requirement of Law, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, or any of their properties entered into by such Loan Party after the CCAA Order Date, or (iv) except for the Liens created under the DIP Loan Documents and the Orders, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its subsidiaries.

3.	Execution; Enforceability. This Agreement has been, and each of the other DIP Loan Documents when delivered hereunder will have been, duly executed and delivered by each Loan Party thereto. This Agreement is, and each other DIP Loan Document when delivered hereunder will be, subject to the entry of the applicable Order, the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms and the Orders.

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4.	Approvals and Consents. Except for the entry of the Orders, filings or recordings already made or to be made pursuant to any federal law, rule or regulation or filings or recordings to be made in any jurisdiction outside of Canada, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party, is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of this Agreement or any other DIP Loan Document to which it is or is to be a party, or for the consummation of each aspect of the transactions contemplated hereby, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the DIP Loan Documents, (iii) the validity, priority, perfection or maintenance of the Liens created under the DIP Loan Documents (including the requisite priority set forth in the Orders) or (iv) subject to the Orders, the exercise by the Lender of its rights under the DIP Loan Documents or the remedies in respect of the Collateral pursuant to the DIP Loan Documents.

5.	Subsidiaries. The Perfection Certificate sets forth a complete and accurate list of all of the subsidiaries of the Borrower (including each Loan Party), showing as of the Effective Date as to each subsidiary, its jurisdiction of incorporation or organization, the percentage of its equity interests held by the Borrower or a subsidiary, and, with respect to each Loan Party, such Loan Party’s exact legal name, chief executive office, type of organization and organizational identification number.

6.	Capital Stock. As of the Effective Date, all of the outstanding capital stock of each Loan Party (other than the Borrower) has been validly issued, is fully paid and non-assessable and is owned by Persons listed in the Perfection Certificate in the percentages specified therein free and clear of all Liens, except for the DIP Liens and Permitted Encumbrances.

7.	Properties. As of the Effective Date, each of the Loan Parties has good and marketable title (subject only to Permitted Encumbrances) to the properties reflected on ACI’s consolidated balance sheet as of December 31, 2008 (other than those properties disposed of since that date, which are listed in Schedule F). Each of the Loan Parties owns and has on the date hereof good and marketable title or subsisting leasehold interest subject to Permitted Encumbrances to, and enjoys on the date hereof peaceful and undisturbed possession of, all such material properties, including without limitation, the Collateral, that are necessary for the operation and conduct of its business. There are no Liens of any nature whatsoever on any assets of any Loan Party other than: (i) Liens granted pursuant to the Orders, this Agreement and the DIP Loan Documents except as set out in the Orders and (ii) Permitted Encumbrances. No Loan Party is party to any contract, agreement, lease or instrument entered into on or after the CCAA Order Date the performance of which, either unconditionally or upon the happening of an event, will result in or require the creation of a Lien that is not a Permitted Encumbrance on any assets of such Loan Party in violation of this Agreement.

8.

Tax Returns. Each Loan Party and each of its subsidiaries has filed or caused to be filed all tax returns and reports (federal, state, provincial, local and foreign) which are required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, together with applicable interest and penalties, except Taxes that are being

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contested in good faith by appropriate proceedings and for which such Loan Party, as applicable, has (a) set aside on its books adequate reserves, and (b) to the extent the aggregate exposure of the Loan Parties to Liens for Taxes that could rank prior to the DIP Liens exceeds CDN$10,000,000, provided cash collateral to the Lender for the amount of such exposure in excess of CDN$10,000,000.

9.	Tax Withholdings. Each of the Loan Parties has withheld from each payment to each of their respective officers, directors and employees the amount of all Taxes, including income tax, pension plan, unemployment insurance and other payments and deductions required to be withheld therefrom, and has paid the same to the proper taxation or other receiving authority in accordance with all Requirements of Law. No Loan Party is subject to any claim by or liability to any of their respective officers, directors or employees for salary (including vacation pay) or benefits which would rank in whole or in part pari passu with or prior to the Liens created by the DIP Loan Documents. For any Canadian pension plan, and for any other Canadian benefit plan of the Loan Parties, which is a defined contribution plan or a defined benefit plan requiring any Loan Party to contribute thereto, or to deduct from payments to any individual and pay such deductions into or to the credit of such Canadian pension plan or Canadian benefit plan, all required employer contributions have been properly withheld by such Loan Party and fully paid into the funding arrangements for the applicable Canadian pension plan or Canadian benefit plan other than the failure to pay the special amortization payments pursuant to any of its Canadian pension plans. Any assessments owed to the Pension Benefits Guarantee Fund established under the Pension Benefits Act (Ontario), or other assessments or payments required under similar legislation in any other jurisdiction, have been paid when due.

10.	Security Documents and Perfection. Each of the Hypothec and the Debenture is effective to create in favour of the Lender an enforceable security interest in or hypothec on the Collateral described therein and proceeds and products thereof. When financing statements and certified statements in appropriate form are filed in the applicable public offices in the applicable jurisdictions and such other filings and actions as specified in each of the Hypothec and the Debenture have been completed, each of the Hypothec and the Debenture shall constitute a valid and fully perfected Lien on, and, as applicable, security interest and hypothec in, all right, title and interest of the Loan Parties in such Collateral and the proceeds and products thereof, as security for the Obligations, in each case prior in right to any other Person (except for any Permitted Encumbrances which rank prior to the Liens in favour of the Lender).

11.	Mortgages. Each of the Debenture and the Hypothec when delivered by the Loan Parties with respect to the real property Collateral will be effective to create in favour of the Lender an enforceable Lien on the mortgaged properties described therein and, when filed in the recording office designated by the Borrower, shall constitute a validly registered Lien on all right, title and interest of the Loan Parties in the mortgaged properties described therein, as security for the Obligations, in each case prior in right to any other Person (other than Persons holding any Permitted Encumbrances which rank prior to the Liens in favour of the Lender).

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12.	Insurance. The Loan Parties maintain insurance policies and coverage which (i) is sufficient for compliance with all Requirements of Law and of all material agreements to which any Loan Party is a party, (ii) is provided under valid, outstanding and enforceable policies, and (iii) provides adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by Persons engaged in the same or a similar business to the assets and operations of the Loan Parties. All such material policies are in full force and effect, all premiums with respect thereto have been paid in accordance with their respective terms, and no notice of cancellation or termination has been received with respect to any such policy. No Loan Party maintains any formalized self-insurance program with respect to its assets or operations or material risks with respect thereto.

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Schedule D – Covenants

The Borrower agrees and covenants and shall cause each of the Subsidiary Guarantors to covenant and agree in its guarantee of the Borrower’s obligations that, so long as any Obligations remain outstanding under the DIP Facility, each Loan Party:

1.	Corporate Existence. Shall preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business; provided that, notwithstanding the foregoing, such failure to preserve the same shall only be permitted if it could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.	Compliance with Laws. Shall comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

3.	Insurance.

(i)	Shall keep its insurable properties insured at all times, against such risks, including fire and other risks insured against by extended coverage, as is customary with companies of the same or similar size in the same or similar businesses (subject to deductibles and including provisions for self-insurance); and maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by a Loan Party in such amounts and with such deductibles as are customary with companies of the same or similar size in the same or similar businesses and in the same geographic area and in each case with financially sound and reputable insurance companies (subject to provisions for self-insurance).

(ii)	Shall, in the case of any fire, accident or other casualty causing loss or damage to any Collateral of any Loan Party, cause all proceeds of such policies to be used promptly to repair or replace any such damaged properties, unless otherwise directed by the Lender.

(iii)	Shall obtain endorsements to the policies pertaining to all physical properties in which the Lender shall have a Lien under the DIP Loan Documents, naming the Lender as a loss payee and containing (A) provisions that such policies will not be cancelled without 30 days prior written notice having been given by the insurance company to the Lender, and (B) a standard non contributory “mortgagee”, “lender” or “secured party” clause, as well as such other provisions as the Lender may require to fully protect the Lender’s interest in the Collateral and to any payments to be made under such policies. All original policies or true copies thereof are to be delivered to the Lender, premium prepaid.

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4.	Obligations and Taxes. Shall pay all its obligations arising after the CCAA Order Date promptly and, in accordance with their terms except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and pay and discharge and cause each of its subsidiaries to pay and discharge promptly all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property other than de minimus amounts in relation to Taxes, assessments, governmental charges or levies arising, or attributed to the period, after the CCAA Order Date, before the same shall become in default, as well as all lawful claims for labour, materials and supplies or otherwise arising after the CCAA Order Date which, if unpaid, would become a Lien or charge upon such properties or any part thereof; provided, however, that each Loan Party shall not be required to pay and discharge or to cause to be paid and discharged any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, in each case, if the Loan Parties shall (a) have set aside on their books adequate reserves therefor in conformity with GAAP, and (b) to the extent that the aggregate exposure of the Loan Parties to Liens for Taxes that could rank prior to the DIP Liens exceeds CDN$10,000,000, have provided cash collateral to the Lender for the amount of such exposure in excess of CDN$10,000,000.

5.	Access to Books, Records and Properties.

(i)	Shall maintain or cause to be maintained at all times true and complete books and records in accordance with GAAP of the financial operations of the Borrower and its subsidiaries; and provide the Lender, Alcoa and their respective representatives access to all such books and records during regular business hours upon reasonable advance notice, in order that the Lender and Alcoa may examine and make abstracts from such books, accounts, records and other papers for the purpose of verifying the accuracy of the various reports delivered by any Loan Party to the Lender and Alcoa pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement and to discuss the affairs, finances and condition of the Loan Parties with the officers and independent accountants of the Borrower; provided that the Borrower shall have the right to be present at any such visit or inspection.

(ii)	Shall grant the Lender and Alcoa access to and the right to inspect all reports, audits and other internal information of the Loan Parties relating to environmental matters upon reasonable advance notice, but subject to appropriate limitations so as to preserve attorney-client privilege.

(iii)

Shall at any reasonable time and from time to time during regular business hours, upon reasonable notice, permit the Lender and/or any representatives designated by the Lender (including any consultants, accountants, lawyers and appraisers retained by the Lender or Alcoa) to visit the properties of the Loan Parties to conduct evaluations, appraisals, environmental assessments and ongoing

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maintenance and monitoring in connection with the Collateral, and to monitor the Collateral and all related systems; provided that the Borrower shall have the right to be present at any such visit and, unless an Event of Default has occurred and is continuing, such visits permitted under this clause (iii) shall be coordinated through the Lender and shall be made no more frequently than once in any fiscal quarter.

6.	Use of Proceeds. Shall use the proceeds of the Loans solely for the purposes, and subject to the restrictions, set forth under the heading “Purpose”.

7.	Validity of Loan Documents. Shall object to any application made on behalf of any Loan Party or by any Person to the validity of any DIP Loan Document or the applicability or enforceability of any DIP Loan Document or which seeks to void, avoid, limit, or otherwise adversely affect the security interest created by or in any DIP Loan Document or any payment made pursuant thereto.

8.	Further Assurances.

(i)	Shall promptly upon reasonable request by the Lender or Alcoa, correct, and cause each of its subsidiaries promptly to correct, any material defect or error that may be discovered in any DIP Loan Document or in the execution, acknowledgment, filing or recordation thereof.

(ii)	Shall promptly upon reasonable request by the Lender or Alcoa, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Lender or Alcoa may reasonably require from time to time in order to (A) carry out more effectively the purposes of the DIP Loan Documents, (B) to the fullest extent permitted by Requirements of Law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter required to be covered by any of the DIP Loan Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the DIP Loan Documents and any of the Liens required to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lender the rights granted or now or hereafter intended to be granted to the Lender under any DIP Loan Document or under any other instrument executed in connection with any DIP Loan Document to which any Loan Party is or is to be a party.

9.

Maintenance of Properties, Etc. Shall (i) maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition as when new, ordinary wear and tear excepted, and will from time to time make or cause to be made all appropriate repairs, renewals and replacements thereof except where failure to do so would not have a Material Adverse Effect; provided that, this covenant shall not prohibit the sale, transfer or other disposition of any such property

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consummated in accordance with the other terms of this Agreement, and in particular with the terms of section 10 below, (ii) keep its equipment and inventory (other than inventory sold in the ordinary course of business) at the locations leased or owned by a Loan Party on the date hereof or, upon 30 days’ prior written notice to the Lender and Alcoa, at such other places in Canada designated by such Loan Party in such notice, and (iii) pay promptly when due all property and other Taxes, assessments and governmental charges or levies imposed upon, and all claims (including, without limitation, claims for labor, materials and supplies) against, the Collateral.

10.	Asset Dispositions. Shall not sell, alienate, assign, lease or otherwise dispose of all or any part of the property or assets presently held or subsequently acquired by any Loan Party (other than sales of inventory in the ordinary course of business or in connection with the Securitization Facility), or enter into any sale-leaseback transaction with respect to its property or assets. Notwithstanding the foregoing and provided no Event of Default or Termination Event has occurred, the Loan Parties shall be permitted to sell property and assets at fair market value if sanctioned by the Monitor or the CCAA Court, provided that all proceeds of asset sales (other than sales of inventory in the ordinary course of business or in connection with the Securitization Facility) received from and after the date hereof from any Person other than another Loan Party in an aggregate amount in excess of CDN$50,000,000 (the “Asset Sale Threshold”) shall be retained by the Borrower in one or more blocked accounts pledged to the Lender (although the Borrower shall not be required to retain therein an aggregate amount in excess of the Commitment Amount), subject to a control agreement and the other DIP Loan Documents, and be used to repay the DIP Loans when due, either at maturity or as a result of an Event of Default or Termination Event. None of the Loan Parties shall be entitled to have access to any of such proceeds in the blocked accounts other than and only to the extent such aggregate proceeds exceed the Commitment Amount. With regard to any such proceeds below the Asset Sale Threshold, the use or disposition of any such proceeds shall be in accordance with the order of the CCAA Court issued when the relevant disposition is approved (or thereafter).

11.	Liens. Shall not incur, create, assume or suffer to exist any Lien on any asset of the Loan Parties now owned or hereafter acquired by a Loan Party, other than: (i) Permitted Encumbrances or (ii) Liens in favour of the Lender.

12.

Transactions with Affiliates. Shall not enter into or permit any of its Subsidiary Guarantors to enter into any transaction with any Affiliate, other than (a) any transaction pursuant to the Securitization Facility or (b) any transaction on terms and conditions at least as favourable to the applicable Loan Party as could reasonably be obtained at that time in a comparable arm’s length transaction with a Person other than an Affiliate, except for the following: (i) any transaction between any Loan Party and any other Loan Party; (ii) any transaction between any Loan Party and any non-Loan Party that is in the ordinary course of business, is for a consideration that substantially represents fair market value, and is in a manner consistent with past practice; or

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(iii) reasonable and customary director, officer and employee compensation and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the relevant board of directors.

13.	Distributions. Shall not declare or pay any dividends on, or make any other distributions (whether by reduction of capital or otherwise) with respect to any shares of the Loan Parties, without the prior written consent of the Lender and Alcoa, except to another Loan Party.

14.	Mergers; etc. Shall not enter into any merger, amalgamation, consolidation, reorganization or recapitalization, or change ownership or Control of the Loan Parties, except to the extent such transaction only involves one or more of the other Loan Parties (provided that such transaction would not result in a Material Adverse Effect), without the prior written consent of the Lender and Alcoa.

15.	Pre-Petition Payments. Shall not make any pre-petition payment other than as permitted in the Orders, including payments in connection with any other court order to which the Lender has consented or not objected, and shall not waive, amend, modify, terminate or release the provisions of (i) any pre-petition debt or (ii) any document, agreement or instrument evidencing, creating or governing any post-petition indebtedness or any other material pre-petition or post-petition agreement if in the case of clause (i) or (ii), the same could reasonably be expected to adversely affect the Lender or Alcoa.

16.	Modification of Orders. Shall not seek or consent to, any modification, stay, vacation or amendment to the Orders without the prior consent of the Lender and Alcoa, other than any amendment or modification which does not materially and negatively impact the DIP Loan Documents or the DIP Liens.

17.	Plans. Shall not seek or consent to any plan of reorganization or liquidation or any plan of arrangement unless all of the indebtedness under the DIP Facility is to be paid in full in cash or other immediately available funds and the arrangements provided for in the DIP Loan Documents are terminated pursuant thereto prior to or contemporaneously with the effectiveness of such plan.

18.	No Other DIP Facilities. Shall not request any additional debtor-in-possession facility from any other Person unless the proceeds of such facility are used to repay all outstanding Loans.

19.

Reporting. The Borrower shall deliver to the Lender, Alcoa and the SSN Collateral Trustee: (i) a Cash Flow Forecast every Friday (or at latest, Monday), provided such Cash Flow Forecast may not be prepared for two weeks during the 2009 Christmas holiday period; (ii) for each month, as soon as available and in any event within 30 days after the end of such month, the financial information required to be delivered to the CCAA Court for such month; (iii) as soon as possible and in any event within three Business Days after any responsible officer of the Borrower has knowledge of the

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occurrence of each Default, a statement of such responsible officer (or person performing similar functions) of the Borrower setting forth details of such Default or other event and the action that the Borrower has taken and proposes to take with respect thereto, provided that such obligation may be satisfied by posting documents containing such information on a website maintained by the Borrower and the Monitor; and (iv) promptly after the commencement thereof, notice of each unstayed action, suit, investigation, litigation and proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its subsidiaries that (a) is reasonably likely to be determined adversely and if so determined adversely could be reasonably likely to have a Material Adverse Effect or (b) purports to affect the legality, validity or enforceability of this Agreement or any other DIP Loan Document or the consummation of the transactions contemplated hereby.

20.	Advances. Shall, not at any time after the Effective Date, permit to exist any loans or advances to, or guarantee an obligation of any other Person (without taking into account any loan or advance made prior to the Effective Date) except (i) loans or advances made by one Loan Party to any other Loan Party, and (ii) loans or advances made by a Loan Party to Donohue Corp., Abitibi-Consolidated (UK) Inc. or Bridgewater Paper Company Limited for an aggregate amount not exceeding US$30,000,000 at all times or with the prior approval of the CCAA Court, up to US$50,000,000 at all times.

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Schedule E – Form of Borrowing Request

[DATE]

3239432 Nova Scotia Company

1155 Metcalfe Street, Suite 800

Montreal, Quebec

H3B 5H2

Attention:	Chief Financial Officer
Fax No.:	(514) 394-3644

Dear Sirs/Mesdames:

Reference is made to that certain Letter Loan Agreement dated as of December [9], 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), between 3239432 Nova Scotia Company, as lender (the “Lender”) and Abitibi-Consolidated Inc. (the “Borrower”), as borrower. Capitalized terms used and not defined herein have the meanings given to them in the Loan Agreement.

The Borrower hereby gives irrevocable notice, in accordance with the Loan Agreement, that it hereby requests a Loan in the amount of CDN$[—] be made available to it.

The Borrower is familiar with and has examined the provisions of the Loan Agreement and has made reasonable investigations of its records and those of its subsidiaries and based on the foregoing and as of the date of this Borrowing Request, hereby certifies to the Lender that:

(i)	the aggregate amount of Loans which are, or will be outstanding after the advance of any Loans requested under this Borrowing Request, is not greater than CDN$[—] million;

(ii)	the representations and warranties contained in each of the DIP Loan Documents are correct in all material respects on and as of the date hereof, before and after giving effect to the Loan requested (or continued) hereby, as though made on and as of the date hereof, other than any such representations or warranties that, by their terms, refer to a specific date other than the date hereof;

(iii)	none of the Loan Parties are in any material breach of any of their covenants under the Loan Agreement or the other DIP Loan Documents;

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(iv)	each of the Orders (if applicable) are executory notwithstanding appeals and have not been vacated, reversed, modified, amended or stayed in any respect as of the date hereof without the prior written consent of the Lender;

(v)	no Default, Event of Default or Termination Event under the DIP Loan Documents has occurred or is continuing.

IN WITNESS WHEREOF, the Borrower has caused this Borrowing Request to be executed and delivered by their duly authorized officers as of the date first set forth above.

ABITIBI-CONSOLIDATED INC., as Borrower

By:
Name:
Title:

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Schedule F – Properties Disposed of in 2009

1.	76,624 hectares of private timberlands for CDN$70,000,000.

a.	The Seigneurie of Perthuis, located in the Mauricie region, sold to Solifor Perthuis SEC. (newly formed limited partnership composed of Societe de gestion d’actifs forestiers Solifor, s.e.c. and the principal shareholder of Scierie Dion & Fils inc., a local sawmill operator).

b.	The Seigneuries of Nicolas Riou and Lac Mitis was sold respectively to Solifor Nicolas Riou, SEC. and Solifor Lac Mitis (limited partnerships created by Societe de gestion d’actifs forestiers Solifor, s.e.c. Scotia Capital Inc.).

2.	Approximately 121,000 hectares (300,000 acres) of private timberlands in Quebec, Canada. Timberlands located in the Mauricie, Charlevoix and Saguenay regions were sold to two newly formed limited partnerships held by Societe de gestion d’actifs forestiers Solifor, s.e.c. Timberlands located in the Cote-Nord region were sold to Amenagements forestiers Portneuf (3908666 Canada Inc.).

3.	The Champneuf, La Baie et Laterrière sawmills was demolished for total proceeds of CDN$147,000.00.

4.	Several pieces of equipments were sold through the restructuring process.

5.	Parcels of lands were sold to regularize the third party occupation for nominal amounts.

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